Exhibit 10.3
FORM OF NON-EMPLOYEE DIRECTOR
AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT
     This AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT , dated [                         ] (this “Agreement”) is made by and between Avatar Holdings Inc., a Delaware corporation (the “Company”) and [                         ] (the “Participant”) and amends and restates in its entirety the Restricted Stock Unit Agreement, by and between the Company and the Participant, dated [                         ] (the “Original Agreement”).
     The Company and the Participant wish to provide for certain modifications to the Original Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and wish to amend, restate and supersede the Original Agreement, all upon the terms and conditions set forth herein.
     The award granted to the Participant pursuant to the Original Agreement remains in effect as amended and restated in this Agreement.
1.     AWARD. Pursuant to the provisions of the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement), as the same may be amended, restated, modified or supplemented from time to time (the “Plan”), the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) hereby awards to the Participant, on the date hereof (the “Award Date”), subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, four hundred (400) Restricted Stock Units (the “Units”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.
2.     TERMS AND CONDITIONS. The award evidenced by this Agreement is subject to the following terms and conditions:
     (a) For purposes of this Agreement, the “Vesting Date” shall mean the date on which the Units vest pursuant to Sections 3 and 4 hereof.
     (i) Subject to Section 2(b)(ii), the Participant shall not possess any incidents of ownership (including, without limitation, voting rights) in shares of Common Stock in respect of the Units until such Units have vested and been distributed to the Participant in the form of shares of Common Stock in accordance with Sections 3 and 4 hereof.
          (ii) Notwithstanding Section 2(b)(i), from and after the Award Date and until the Vesting Date, the Units shall accrue an amount equal to the aggregate amount of cash dividends that would have been paid on the number of Units awarded to Participant pursuant to Section 1 hereof as if such Units were deemed to be outstanding shares of Common Stock (“Dividend Equivalents”). On the Vesting Date, accrued Dividend Equivalents, if any, shall be converted to additional Units and shall vest and be distributable to Participant in accordance with Sections 3 and 4 hereof. Such conversion of Dividend Equivalents into Units shall be made on the basis of the Fair Market Value of the Common Stock on the date any such dividend is declared.

     (b) Except as provided in this Section 2(c), the Units and any interest of the Participant therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. Any attempt to transfer Units in contravention of this Section 2(c) is void ab initio. The Units shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, with the written consent of the Committee, the Participant shall be permitted to transfer all or any portion of the Units to members of his immediate family (i.e., children, grandchildren or spouse), trusts for the benefit of such family members, and partnerships whose only partners are such family members; provided, however, that no consideration can be paid for the transfer of the Units and the transferee of the Units shall be subject to all conditions applicable to the Units (including all of the terms and conditions of this Agreement) prior to such transfer.
3.     VESTING AND CONVERSION OF UNITS. On the earlier of (i) the first anniversary of the Award Date and (ii) the first day immediately preceding the next annual meeting of the Company’s stockholders following the Award Date, the Units shall vest and such vested Units shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Participant; provided, however, that subject to the provisions of Section 4 hereof, no Units shall vest or be converted and distributed to the Participant unless the Participant is a member of the Board on the Vesting Date. Upon vesting and distribution of the shares of Common Stock in respect of the Units, the Company shall maintain in book entry form on account of the Participant such shares of Common Stock; provided, that, at the Company’s discretion or upon request of the Participant, the Company shall issue to the Participant or the Participant’s personal representative a stock certificate representing such shares of Common Stock, free of any restrictions, subject to Section 8 hereof.
4.     TERMINATION OF SERVICE; CHANGE OF CONTROL.
     (a) Notwithstanding any other provision contained herein:
          (i) except as otherwise set forth in this Section 4, if the Participant’s service as a member of the Board is terminated by the Company for any reason prior to the Vesting Date, the Participant shall forfeit all Units granted to the Participant pursuant to Section 1 hereof (and any Dividend Equivalents), as of the date of such termination.
          (ii) if the Participant dies or in the event the Participant’s service as a member of the Board is terminated due to the Participant’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more material functions required as a member of the Board, all Units awarded pursuant to Section 1 hereof shall immediately vest, be converted into shares of Common Stock and be distributed to the Participant (or the executor or administrator of the deceased Participant’s estate or the person or persons to whom the deceased Participant’s rights shall pass by will or the laws of descent or distribution, as applicable) within ten (10) calendar days of such death or termination.

     (b) In the event of a Change in Control (as defined below), all Units granted to the Participant pursuant to Section 1 hereof shall vest, be converted into shares of Common Stock and be immediately distributed to the Participant. For purposes of this Section 4(b), the term “Change in Control” shall mean any of the following events:
          (i) a person or entity or group of persons or entities, acting in concert, become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing ninety percent (90%) or more of the combined voting power of the issued and outstanding Common Stock; or
          (ii) the Board approves any merger, consolidation or like business combination or reorganization of Avatar, the consummation of which would result in the occurrence of the event described in clause (i) above, and such transaction shall have been consummated.
5.     EQUITABLE ADJUSTMENT. If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, in order to prevent dilution or enlargement of the Participant’s rights under this Agreement and the Plan, the Committee may, in an equitable manner, adjust the number and kind of shares that may be issued under this Agreement and make any other appropriate adjustments in the terms of the Units and this Agreement to reflect such changes or distributions.
6.     TAXES. In connection with any distribution of Common Stock pursuant to this Agreement, the Company may require the Participant to remit to it an amount sufficient to satisfy any applicable federal, state or local tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant as the Committee shall prescribe.

7.     SECTION 409A OF THE CODE. If any payment or entitlement provided to the Participant hereunder in connection with the Participant’s termination of service, is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of termination and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. A termination of service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of service” or like terms shall mean separation from service. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Participant that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Participant agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Participant the after-tax economic equivalent of what otherwise has been provided to the Participant pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.
8.     REGULATORY COMPLIANCE AND LISTING. The issuance or delivery of any stock certificates representing shares of Common Stock issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or The Nasdaq Stock Market, Inc., and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to deliver any such shares of Common Stock to the Participant if delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or The Nasdaq Stock Market, Inc.

9.     INVESTMENT REPRESENTATIONS AND RELATED MATTERS. The Participant hereby represents that the Common Stock issuable pursuant to this Agreement is being acquired for investment purposes and not for sale or with a view to distribution thereof. The Participant acknowledges and agrees that any sale or distribution of shares of Common Stock issued pursuant to this Agreement may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with regard to the shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. The Participant hereby consents to such action as the Committee or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing shares of Common Stock issued pursuant to this Agreement and delivering stop transfer instructions to the Company’s stock transfer agent.
10.     CONSTRUCTION. The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on the Participant.
11.     NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, (i) to the Participant at the last address specified in the records of the Board, or such other address as the Participant may designate in writing to the Company, or (ii) to the Company, Avatar Holdings Inc., 201 Alhambra Circle, 12th Floor, Coral Gables, Florida 33134 Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Participant.
12.     FAILURE TO ENFORCE NOT A WAIVER. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
13.     GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.
14.     INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time.
15.     COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.
16.     MISCELLANEOUS. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement supersedes the Original Agreement. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AVATAR HOLDINGS INC.
By:
Name:
Title:

[Name of Director]

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